Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	August 20, 2004

For more information:

Investors: (888) 901-7286 (905) 863-6049 investor@nortelnetworks.com	Media: Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com

Nortel Networks Announces New Waiver from Export Development Canada

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today announced that its principal operating subsidiary, Nortel Networks Limited (“NNL”), has obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”). It is a waiver of certain defaults related to the delay by the Company and NNL in filing their respective 2003 Annual Reports on Form 10-K, Q1 2004 Quarterly Reports on Form 10-Q and Q2 2004 Quarterly Reports on Form 10-Q (collectively, the “Reports”), in each case with the U.S. Securities and Exchange Commission (the “SEC”), the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the previously announced restatement of the Company’s and NNL’s financial results.

NNL has obtained a new waiver from EDC that will remain in effect until the earlier of certain events including:

•	the date on which the Reports have been filed with the SEC; or

•	11:59pm Eastern Daylight Time on September 30, 2004.

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. Once the Reports have been filed with the SEC and the related breaches cured, the US$300 million revolving small bond sub-facility of the EDC Support Facility would again become committed support. As of August 15, 2004, there was approximately US$274 million of outstanding support utilized under the EDC Support Facility, US$202 million of which was outstanding under the small bond sub-facility.

If the Company and NNL fail to file the Reports within the waiver period, there can be no assurance that NNL would receive any further waivers or any extensions of the waiver beyond its scheduled expiry date. If the waiver announced today expires prior to the filing of such Reports, EDC would have the right at such time to require NNL to cash collateralize the support outstanding under the EDC Support Facility and to exercise its rights against the collateral under related security agreements. As previously announced, the Company and NNL expect to file the Reports by the end of the third quarter of 2004.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10 Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

–end–

*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.